UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549


                            FORM 8-K


                         CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of
                              1934


 Date of Report (Date of earliest event reported)  April 3, 2006


                   AEI INCOME & GROWTH FUND 26 LLC
      (Exact name of registrant as specified in its charter)


     State of Delaware            000-51823        41-2173048
(State or other jurisdiction  (Commission File    (IRS Employer
   of incorporation)               Number)      Identification No.)


      30 East 7th Street, Suite 1300, St. Paul, Minnesota, 55101
             (Address of Principal Executive Offices)


                           (651) 227-7333
       (Registrant's telephone number, including area code)



  (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written  communication  pursuant  to  Rule  425  under  the
      Securities Act (17 CFR 230.425)
[  ]  Soliciting  material  pursuant to  Rule  14a-12  under  the
      Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
      (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
      (17 CFR 240.13e-4(c))

Section 2 - Financial Information

Item 2.01 Completion of Acquisition or Disposition of Assets.

      On April 3, 2006, the Company purchased a 29.5% interest in a Gart Sports (Sports Authority) store in Wichita, Kansas for approximately $1,643,000 from AEI Fund Management XVII, Inc.
(AFM), an affiliate of our managers. When sufficient additional subscription proceeds are raised, the Company anticipates purchasing an additional 10.5% interest in the property from AFM for approximately $585,000. AFM purchased the 40% interest in the property from Silver Capital Net Lease Fund I, LLC, an unrelated third party, on December 22, 2005. The price the Company pays will be equal to the price paid by AFM plus the expenses incurred to transfer ownership of the property to the Company, which are expected to be minimal. Any profit or loss on the property during the period the property is owned by AFM will be paid or charged to the Company. There will be no other benefit arising out of the transaction to the Company's managers or their affiliates apart from compensation otherwise permitted by the Company's operating agreement.

       The property is leased to TSA Stores, Inc. under a Lease Agreement with a remaining primary term of 11 years, which may be renewed for up to three consecutive terms of five years. The Lease requires annual base rent of $186,059, which will increase by 10% on March 1, 2007 and every five years thereafter. The Lease is a triple net lease under which the lessee is responsible for all real estate taxes, insurance, maintenance, repairs and operating expenses of the property. The landlord is responsible for repairs to the structural components of the building, except for the roof, which is the tenant's responsibility. The remaining interest in the property was purchased by AEI Income & Growth Fund 25 LLC, an affiliate of the Company.

       The Company purchased the property with cash received from the sale of LLC Units. The store was constructed in 1996 and renovated in 2001 and is a 52,259 square foot building situated on approximately 5.6 acres. The store is scheduled to be converted into a Sports Authority store in the spring of 2006. The freestanding retail store is located at 6959 East 21st Street North, Wichita, Kansas.

      TSA Stores, Inc. is a wholly owned subsidiary of The Sports Authority, Inc. (TSA), which has guaranteed the lease. TSA, headquartered in Englewood, Colorado, is one of the nation's largest full-line sporting goods retailers. The company offers a comprehensive high-quality assortment of brand name sporting apparel and equipment at competitive prices. As of January 28, 2006, TSA operated 398 stores in 45 states under The Sports Authority, Gart Sports, Sportmart and Oshman's names. For the fiscal year ended January 28, 2006, TSA reported a net worth of approximately $555 million, net sales of approximately $2.5 billion and net income of approximately $55 million. On January 23, 2006, TSA announced that it had entered into a definitive agreement to be acquired by an investor group led by Leonard Green & Partners, L.P., and including members of TSA's senior management team, for $1.3 billion in cash and assumed debt. TSA is traded on the New York Stock Exchange under the symbol TSA and files reports with the SEC that are available on-line at the SEC's web site (www.sec.gov).

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

      (a) Financial statements of businesses acquired - Because the property is leased to a single tenant on a long-term basis under a triple net lease that transfers substantially all of the operating costs to the tenant, we believe that financial information about the guarantor of the lease is more relevant than financial statements of the property. Financial information of the guarantor is presented in the last paragraph of
          Item 2.01.

      (b) Pro  forma financial information - Not Applicable.  The
          LLC   commenced  operations  on  April  3,  2006   when
          subscription proceeds were released from escrow.

      (c) Exhibits.

          Exhibit 10.1 - Assignment and Assumption of  Lease  and
          Guaranty  dated April 3, 2006 between the  Company  and
          AEI Fund Management XVII, Inc. relating to the Property at 6959 East 21st Street, Wichita, Kansas.


                           SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              AEI INCOME & GROWTH FUND 26 LLC

                              By: AEI Fund Management XXI, Inc.
                                 Its:  Managing Member


Date:  April 5, 2006            /s/ Patrick W Keene
                              By:   Patrick W. Keene
                                 Its:  Chief Financial Officer